[LOGO]IGEN INTERNATIONAL, INC.
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16020 Industrial Drive,                    Phone:  (301) 869-9800,
Gaithersburg, Maryland  20877 USA          Fax:  (301) 208-3798


FOR IMMEDIATE RELEASE
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CONTACTS:
George Migausky                    Jonathan Fassberg (investors)        Paul Caminiti or Andrew Cole (media)
IGEN International                 The Trout Group                      Citigate Sard Verbinnen
(301) 869-9800, ext. 2013          (212) 477-9007, ext. 16              (212) 687-8080
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                   IGEN AWARDED $505 MILLION IN ROCHE LAWSUIT

     JURY ALSO CONFIRMS IGEN'S RIGHTS TO KEY ROCHE DIAGNOSTICS PRODUCT LINE
                AND PERMITS IGEN TO TERMINATE LICENSE WITH ROCHE

GAITHERSBURG, MD, JANUARY 10, 2002 --IGEN International, Inc. (Nasdaq: IGEN) announced today that a jury has awarded IGEN $505 million in damages in its case against Roche Diagnostics, a division of F. Hoffmann-La Roche (OTC Bulletin
Board: RHHBY). The jury also confirmed IGEN's rights to Roche's Elecsys(R) diagnostics product line, which was developed by Roche using IGEN's proprietary ORIGEN biological detection technology, as well as to other improvements. In addition, the jury's findings permit IGEN to terminate its license agreement with Roche, which allows Roche to use ORIGEN in its diagnostics products.

Following a 10 week jury trial before the U.S. District Court for the District of Maryland, an 11-member jury unanimously found Roche to have materially breached the license agreement, violated its duty to IGEN of good faith and fair dealing, and engaged in unfair competition against IGEN. The jury ordered Roche to pay IGEN $105 million in compensatory damages and $400 million in punitive damages.

The jury also confirmed IGEN's right to Roche products, including the Elecsys(R) 1010, 2010 and E170 lines of clinical diagnostic immunoassay analyzers and the tests developed for use on those systems (including tests for thyroid and reproductive hormones and markers for cancer, cardiac disease, and osteoporosis). IGEN is also entitled to certain other technologies owned or developed by Roche, including PCR, a nucleic acid amplification technology.

"This verdict is a tremendous victory for IGEN and its shareholders, and we are pleased that the jury concurred with our view that Roche has engaged in an egregious pattern of misconduct over the years," said Samuel J. Wohlstadter, IGEN's Chairman and Chief Executive Officer. "Most importantly, it restores many fundamental rights Roche improperly denied IGEN under the license agreement. It also sets the stage for IGEN to compete in all diagnostic markets, by opening doors to the multi-billion dollar immunoassay and molecular probe markets. Using our own proprietary products, as well as the Elecsys product line and related assays and improvements, we can pursue opportunities in clinical diagnostic

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markets worldwide,  either directly or through business  arrangements with third parties."

In their verdict today, the 11-member jury unanimously found Roche breached the license agreement by:

|_| Failing to keep full and accurate records necessary to calculate royalties due to IGEN, by improperly calculating royalties, by failing to provide full, accurate and comprehensible sales reports and /or by underpaying royalties.

|_| Placing products based on IGEN's technology with customers other than hospitals, clinical reference laboratories and blood banks, the only fields permitted by the agreement.

|_| Failing to ensure full compliance with the license agreement by Roche's numerous affiliate sublicensees.

|_| Failing to comply with the implied duty of good faith and fair dealing by failing to return to IGEN the rights to DNA probe assays for ORIGEN-based systems.

|_| Failing to provide IGEN with improvements such as instruments and assays, as obligated by the agreement.

The Court had previously granted summary judgment in IGEN's favor on four additional breach of contract claims:

|_| Taking unsubstantiated "rental surcharge" deductions against reported sales of royalty-bearing products.

|_| Settling a patent infringement suit with a third party without IGEN's consent.

|_| Improving certain products after the launch of the Elecsys 2010 system.

|_| Failing to inform IGEN of patent filings and/or to provide copies of patent applications in a timely manner.

IGEN expects post-trial motions will be filed and that Roche will appeal various decisions in this case. The jury's decisions, including IGEN's right to terminate the license agreement, would be effective once affirmed on appeal. During an appeal process, which IGEN expects could take approximately 18 months, IGEN will continue to receive royalties on Roche's sales of royalty-bearing products under the license.

The jury also found in IGEN's favor and against Roche on all of Roche's counterclaims, except for one in which IGEN was ordered to pay five hundred thousand dollars.

Wohlstadter added, "I want to take this opportunity to personally thank all of IGEN's employees and shareholders who have stood by the Company throughout this lengthy process, as well as the outstanding team at Wilmer, Cutler & Pickering that has helped guide us through this complex and extended litigation. We

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believe the decisions of the Court  throughout  this case and the jury's verdict are well founded and supported by the facts and the law. We are highly confident this verdict will be upheld on appeal should Roche continue its delaying tactics."

IGEN develops and markets biological detection systems based on its proprietary ORIGEN technology, which provides a unique combination of sensitivity, reliability, speed, and flexibility. ORIGEN-based systems are used in a wide variety of applications, including clinical diagnostics, pharmaceutical research and development, life science research, and industrial testing for food safety and quality control. These systems are marketed by IGEN and its licensees and/or distributors--Roche Diagnostics, Organon Teknika, Eisai Co. Ltd., Sumitomo Corp., and Sanko Junyaku Co. Ltd. IGEN and ORIGEN are registered trademarks of IGEN International Inc. More information about the company can be found at www.igen.com.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about litigation, including the timing for completion of and prospects for ultimate success on any appeal of the litigation, the commercial viability of the Company's technology and the improvements awarded to the Company, and its future growth prospects. Actual results might differ materially from these statements due to risks and uncertainties, including future decisions made by the court, and competitive technologies and products. More complete descriptions of the risks applicable to IGEN appear in the company's documents filed with the Securities and Exchange Commission and available on request from the company. IGEN disclaims any intent or obligation to update these forward-looking statements.


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